BAZI® SELECTED BY ROYAL BUYING GROUP

DENVER, CO. – (PR NEWSWIRE) – May 5, 2011 – BAZI International, Inc. (OTCBB: BAZI) announced today that the Royal Buying Group, Inc. (RBG) has agreed to partner with us in the launch of our product to reach their independent retailer members.  Their membership includes over 6000 locations nationwide of independent retailers primarily convenience and college bookstores and 14000 independent Shell-branded locations.  BAZI will offer their locations via Royal Buying Group’s marketing programs introductory and ongoing promotions to obtain retail distribution and build the BAZI brand across the United States.

“Royal Buying Group is excited to partner with BAZI International.  The BAZI Energy Shot is a healthy alternative product that aligns quite well within our initiative of bringing the most innovative and unique emerging brands available to our Members backed by a solid introductory program along with consistent promotions to maintain consumer pull,” stated Michael Small, Senior Category Manager, Royal Buying Group, Inc.

“As we continue to aggressively build out our nationwide distribution, we are excited to have the opportunity to reach premier independent retailers everywhere.” stated Debbie Wildrick, Executive Vice President of Sales and Marketing.  “Royal Buying Group is respected in the industry for their ability to partner with vendors to supply retailers with the necessary tools to build their businesses.  This relationship continues to solidify BAZI’s unique positioning to the retailer and consumer looking for a healthy alternative to the many energy shots that are unable to provide significant nutrition along with energy”

ABOUT ROYAL BUYING GROUP, INC. (RBG)

Royal Buying Group Inc., headquartered in Lisle, Illinois, is a national organization dedicated to maximizing sales and profitability of Convenience Stores, Petroleum Locations, College Book Stores, Truckstops/Travel Plaza Centers, Auto Repair facilities, Drug Stores, Tobacco Outlets, and Liquor Stores.  Recently named to the 2008, 2007, and 2003 Inc. 500, and the 2009 and 2006 Inc. 5000, as one of America’s fastest growing companies, RBG also was ranked the 6th fastest growing company by Crain’s Chicago in 2008, and is listed as one of the largest privately held companies in the Chicago area.  Royal Buying Group, Inc. now represents over 6000 locations nationwide.  Their core service capabilities include negotiating with regional and national suppliers for impactful and competitive sales and marketing programs and providing category management expertise, state of the art marketing support and excellent customer service support for its membership.  Visit our website at www.royalbuying.com for more information on Royal Buying Group, Inc.

ABOUT BAZI®

BAZI International, Inc. is a provider of healthy energy shots designed to help enhance physical health and overall performance.  BAZI® is a concentrated energy shot with eight super fruits, including jujube, acai, mangosteen, goji, pomegranate, blueberry, raspberry and seabuckthorn, plus a variety of phytonutrients, antioxidants, vitamins and trace minerals, supporting the critical nutrition needed daily in a convenient, great tasting 2 ounce shot.  BAZI's commitment to quality, science and research has earned the company a loyal following of world-class athletes and an elite list of endorsers, including Olympic athletes.  For more information about BAZI®, please visit www.drinkBAZI.com.

Forward-Looking Statement:

Statements  in this release that are forward  looking  involve known and unknown risks and  uncertainties,  which  may cause  the Company's  actual  results  in future periods  to be  materially  different  from any future  performance  that may be suggested in this news  release.  Such factors may include, but are not limited to: the ability to of the Company to continue as a going concern given its deteriorating cash position; the Company's need to raise additional capital, and whether that capital is available on acceptable terms, if at all; and the Company’s ability to achieve positive cash flow given the Company's existing and anticipated operating and other costs, and current sales trends.  Many of these risks and uncertainties are beyond The Company's control.  Reference  is  made  to  the discussion of risk factors  detailed in The Company's  filings with the Securities and Exchange Commission, including its reports on Form 10-K and 10-Q.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

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